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                                    FORM 15

           [Adopted in Release No. 34-20784 (83,508), March 22, 1984,
                    effective March 30, 1984 49 F.R. 12688]


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number

                                    0-18797
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             (Exact name of registrant as specified in its charter)

                           CHEMI-TROL CHEMICAL CO.
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  2776 County Road 69, Gibsonburg, Ohio 43431
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            (Title of each class of securities covered by this Form)

                                  Common Stock
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]       Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)   [ ]
           Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6             [ ]
           Rule 12g-4(b)(1)(i)   [ ]

               Approximate number of holders of record as of the
                         certification of notice date:

                                     one (1)
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         Pursuant to the requirements of the Securities Exchange Act of 1934
(Name of registrant as specified in its charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:       June 30, 1998                   BY: /s/ James A. Watts
     -----------------------------             --------------------------------
                                               James A. Watts, Secretary

Instruction: This form is required by Rule 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.